Exhibit 10.1
THIRD AMENDMENT
Amendment to Employment Agreement between Medicis Pharmaceutical Corporation and Jonah Shacknai, dated July 1, 1996, as amended by an agreement dated April 1, 1999, as further amended by an agreement dated February 21, 2001 (the “Agreement”).
     This Third Amendment is made as of this 30th day of December, 2005 between Medicis Pharmaceutical Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), with offices located at 8125 North Hayden Road, Scottsdale, Arizona, and Jonah Shacknai (the “Executive”), residing in Scottsdale, Arizona:
WITNESSETH
     WHEREAS, the Company and the Executive desire to enter into the present amendment whereby the Executive will continue to provide personal services to the Company as Chairman and Chief Executive Officer; and
     WHEREAS, the Company recognizes the unique services of the Executive to the Company and to its financial success, and further recognizes the limitations of the Executive’s ability to travel due to parental obligations; and
     WHEREAS, the Company highly values the past and present services and contributions of the Executive to furtherance of shareholder value, and believes that the ongoing participation of the Executive as Chairman and Chief Executive Officer is an important element of the Company’s future success; and
     WHEREAS, the Company recognizes that the Executive has provided such services and made such extraordinary contributions in furtherance of shareholder value while simultaneously providing for the custodial care of his two minor children; and
     WHEREAS, the Company recognizes that the Executive has engaged in and presently engages in extensive philanthropic and charitable activities in Arizona and elsewhere, which activities significantly inure to the benefit of the Company in numerous ways, including reinforcing positive public relations for the Company in the local community and elsewhere; and
     WHEREAS, the Executive has received local, regional and national recognition for his business, charitable and philanthropic efforts; and
     WHEREAS, the Company desires that the Executive continue his engagement and participation in such philanthropic and charitable activities in a similar manner and extent; and
     WHEREAS, the Executive shall continue to have the duties and responsibilities set forth in Section 2(a) of the July 1, 1996 Agreement, as amended on April 1, 1999, and is further amended on February 27, 2001,
     NOW, THEREFORE, in consideration of the continued employment of the Executive by the Company as Chairman and Chief Executive Officer, the above premises and the mutual agreements hereinafter set forth, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree to amend their July 1, 1996 Employment Agreement, as further amended on April 1, 1999 and thereafter on February 21, 2001 (the “Agreement”) as follows:
     1. The Agreement shall be extended for a five (5) year period commencing on January 1, 2006 and expiring on December 31, 2011 (the amended term) and shall be subject to automatic renewal for successive periods as provided for in Article 4 of the Agreement.
     2. Section 2(b) of the Agreement, as amended by the amendment agreed to on April 1, 1999, shall be further amended to read:
“(b) Throughout his employment hereunder, the Executive shall continue to work a minimum of four (4) days per week, during normal working hours during the business week or otherwise, including but not limited to, conventions, meetings and off-site activities, to the fulfillment of the duties of his employment, with full recognition of his other obligations as designated hereinafter which may occur outside the Company’s headquarters in the Phoenix Metropolitan area. The Executive shall conduct such business activities at the Company’s headquarters at 8125 North Hayden Road, Scottsdale, Arizona, or from such other headquarters located in the greater Phoenix area as the Company may determine. Alternatively, the Executive shall be available during the business week to meet with Company personnel, attend telephonic meetings, and participate in other corporate matters from his home during the normal business week and/or at such other times as the Executive may be available, provided that the Executive’s children are not in his care at such time. It is expressly understood and agreed that the Executive may not be available for corporate matters during such times that he is providing care for his children. Further, the Company acknowledges and agrees that the participation by the Executive in philanthropic, community education and/or charitable activities during the normal business week shall be considered to be in furtherance of the Executive’s duties of his employment with the Company.”
     3. Exhibit A of the Agreement shall be amended, as provided and attached hereto, is to state, among other items, that the base salary of the Executive effective January 1, 2006 shall be $1,020,000 per annum, and shall be subject to all provisions set forth in the Agreement concerning adjustment of the Executive’s base salary.
     4. Section 5 of the Agreement shall have added a subsection (j) which shall read:

“(j) Notwithstanding anything to the contrary contained in the Agreement, in the event the Agreement is extended beyond January 1, 2011 by virtue of the automatic renewal provisions of subsection (a) of Section 4 of the Agreement, or otherwise, the terms of the Agreement setting forth the payments by the Company to the Executive, and the other entitlements of the Executive, to be provided upon the termination by the Company of the Executive’s employment, including but not limited to a Termination of Employment as a result of Change of Ownership or Control of the Company as provided in Section 9 of the Agreement, or to be provided upon the resignation by the Executive of his employment for Good Reason as provided in Section 8 of the Agreement, shall remain in full force and effect for the duration of such extension or renewal term.”
     5. Section 3 of the Agreement shall have added a subsection (d), which shall read:
“(d) The Company shall provide the Executive with six (6) weeks of paid vacation time per year. The Executive shall endeavor to schedule such vacation time in a manner that will not material detract from the Executive’s performance of his duties. In the event the Executive’s employment terminates for any reason, whether voluntary or involuntary, the Company shall, no later than thirty (30) days after the Date of Termination, make a payment to the Executive for the value of all unused vacation.”
     6. Subsection (a)(iv) of Section 5 of the Agreement shall read:

“(iv) If Executive’s employment is terminated pursuant to subsection 4(b)(iii) by reason of Executive’s death, the Company agrees to pay to the legal representative of his estate, for a period of twenty-four (24) months (commencing with the Date of Termination), an amount equal to and payable at the same rate at his then current Base Salary.”
     7. The third paragraph in subsection (a)(v) of Section 5 of the Agreement shall read:
“After such termination because of the Executive’s disability, the Executive shall be paid, in substantially equal monthly installments, one hundred percent (100%) of his Base Salary (at the rate in effect at the time Notice of Termination is given) for twenty-four (24) months, and thereafter an annual amount equal to fifty percent (50%) of such Base Salary for the balance of the Term, but in no event for less than a twelve (12) month period.”
     8. Subsection (b) of Section 5 shall read:
“(b) Should any payment or provision of benefit provided for in Section 5 constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986 and the regulations and interpretations of the Internal Revenue Service promulgated thereunder, the successor to the Company, the successor to the Company shall make all payments and provide all benefits to the Executive as set forth in this Section 5, and further shall reimburse the Executive for all excise taxes imposed on the Executive by the Internal Revenue Service or any other taxing authority with respect to such “excess parachute payments” (the “gross-up” payment).”
     9. Section 5 of the Agreement shall have added a subsection (k), which shall read:
“(k) Effect of Section 409A of the Code.
Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to Executive pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (“409A Taxes”) if provided at the time otherwise required under this Agreement, then:
(a) (i) such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “Payments Delay Period”), and (ii) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the rate of earnings then credited on accounts in the Company’s Deferred Compensation Plan, or any successor plan;
(b) (i) with respect to the provision of such benefits, for a period of six months following the date of Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period, that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “Benefits Delay Period”), Executive shall be responsible for the full cost of providing such benefits, and (ii) on the first day following the Benefits Delay Period, the Company shall reimburse Executive for the costs of providing such benefits imposed on Executive during the Benefits Delay Period, plus interest accrued at a rate equal to the rate of earnings then credited on accounts in the Company’s Deferred Compensation Plan, or any successor plan; and
(c) The Company shall fund any payments to Executive that are to be delayed as a result of the imposition of a Payment Delay Period (including the interest to be paid with respect to such delayed payments) and/or any payments that are expected to be paid to Executive as a result of the imposition of a Benefits Delay

Period (including any interest to be paid with respect thereto) (collectively, the “Delayed Payments”) by establishing and irrevocably funding a trust for the benefit of Executive. Such trust shall be a grantor trust described in Section 671 of the Code. The trust shall provide for distribution of amounts to Executive in order to pay taxes, if any, that become due prior to payment of the Delayed Payments pursuant to the trust. The amount of such fund shall equal a good faith estimate of the Delayed Payments determined by the Company in consultation with Executive. The establishment and funding of such trust shall not affect the obligation of the Company to pay the Delayed Payments pursuant to this Section 5(k).”

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Michael A. Pietrangelo

Michael A. Pietrangelo Chairman of the Executive Committee of the Board of Directors

By:	/s/ Spencer Davidson

Spencer Davidson Chairman of the Compensation Committee of the Board of Directors

JONAH SHACKNAI

/s/ Jonah Shacknai

EXHIBIT A — STOCK OPTION AND COMPENSATION COMMITTEE
The following sets forth the Executive’s compensation in accordance with paragraph 3(a):

1.	Annual base compensation* (“Base Salary”)	$1,020,000 per year

2.	Health/Medical and other Employee benefits provided to other employees of the Company.	Actual cost

3.	Stock Options and Restricted Stock Grants	Minimum annual award options to purchase 126,000 shares of the commons stock of the Company, and 25,200 shares of Restricted Stock, or other long term incentives offered to other executives of equivalent or greater value. Minimum current value is based on the capitalization of the Company at January 1, 2006 and shall increase proportionally to the increase in the capitalization of the Company thereafter. Such annual grant is to be awarded no earlier than thirty (30) days before or no later than thirty (30) days after the anniversary date of this Agreement and subject to vesting of one-third of the stock options and restricted stock on each of the first three anniversaries of the date of grant of such incentive stock options and restricted stock, and otherwise subject to the terms and conditions of the stock option plan and restricted stock plan pursuant to which they are granted. In the event of a change in ownership or control of the Company, or if the Company’s Incentive Stock Option and Restricted Stock Plans are dissolved, eliminated or modified, then the Executive shall receive in lieu of this minimum annual award, a minimum annual award equal to the “cash equivalent” as set forth and provided for in Section 9(b).

4.	Annual Cash Bonus	The Board agrees to determine, in good faith, the annual cash bonus to be provided to the Executive based upon the Executive’s performance and the performance of the Company measured against the Company’s fiscal plan for the prior fiscal year calculated in accordance with the performance improvement plan approved by shareholders in November 2004, or such other plan as may be in effect from time to time.
*The Stock Option and Compensation Committee will review the base salary amount annually and provide an increase in the Executive’s base annual compensation as appropriate and within its discretion.